Exhibit 99.1

For Immediate Release

The Coast Distribution System, Inc. Reports Full Year 2011 Results

MORGAN HILL, Calif., March 29, 2012 — The Coast Distribution System, Inc. (NYSE Amex: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV), boating and outdoor recreation industries, today reported financial results for the fourth quarter and full year ended December 31, 2011.

Year Ended December 31, 2011 vs. 2010

Coast reported a net loss of $0.9 million, or ($0.20) per diluted share, in 2011 compared to net earnings of $0.2 million, or $0.03 per diluted share, in 2010. Net sales decreased by $0.4 million, or 0.4 percent, to $108.2 million in 2011, from $108.6 million in 2010, while a shift in sales mix, together with price reductions on selected products in response to increased price competition in our markets, resulted in a $1.6 million decrease in gross profits for the full year.

The decrease in net sales was driven principally by an industry-wide reduction in total purchases and usage of RVs and boats in 2011, resulting from continuing economic uncertainties and relatively high unemployment, which led consumers to limit discretionary spending. Also contributing to the decline in net sales were unusually severe weather conditions in the Northeastern United States and Canada in the first half of 2011. Gross margin declined to 16.7 percent in 2011, compared to 18.1 percent in 2010, primarily due to a shift in the Company’s product mix to include a larger number of air conditioners and other products, which typically carry lower margins, as well as selected price reductions implemented in response to increased price competition in the Company’s end-markets. SG&A expenses increased by $243,000 in 2011, to $18.6 million from $18.3 million in 2010, primarily due to increased compensation expense resulting from a partial restoration, beginning at July 1, 2010, of salary and wage reductions implemented as cost-saving measures in 2008 and 2009. The decreases in net sales and gross profits, combined with the increase in SG&A, resulted in a pre-tax loss of $1.1 million in 2011 compared to pre-tax income of $0.6 million in 2010.

On the balance sheet, accounts receivable totaled $10.9 million at December 31, 2011, which was approximately $1 million higher than at the end of 2010. Inventories at December 31, 2011 were $25.9 million, a small decrease of $60,000 compared with $25.9 million at December 31, 2010. Borrowings on our line of credit increased to $10.9 million at December 31, 2011 from $10.1 million a year ago, reflecting increased investments in working capital.

Fourth Quarter 2011 vs. 2010

Coast reported a net loss of $1.4 million, or $0.32 per diluted share, on net sales of $18.7 million in the fourth quarter of 2011, an improvement compared to the net loss of $1.7 million, or $0.38 per diluted share, on net sales of $17.6 million in the same quarter of 2010. The reduction in net loss was primarily the result of increased net sales in the quarter along with slight reductions in operating expenses, which were partially offset by a lower gross margin, which decreased to 11.4 percent in the 2011 fourth quarter from 11.9 percent in the same quarter of 2010. That decrease was primarily the result of a shift in the mix of products sold to a higher proportion of lower-margin products, principally air conditioners, and selected price reductions in response to increased price competition.

“Even as we continued to face pockets of softness within our core markets, we were pleased with the growth in our revenues and improvements in our bottom line during our seasonally weakest quarter,” said Coast’s Chief Executive Officer Jim Musbach. “As we look ahead into 2012, we see reasons for caution as well as encouraging signs of growth in our markets and the broader economy. The recent volatility of gas prices remains a concern among consumers that may affect the sales and use of RVs and boats, which could in turn affect our revenues and earnings. However, we see reasons for cautious optimism in the broader economy as recent trends in employment are starting to translate into improved consumer sentiment and an uptick in spending. Our strategic goals for 2012 are to capture additional market share and improve gross margins by focusing on growing sales of our higher-margin proprietary products. We expect that the combination of broader trends supporting growth in net sales and our ongoing efforts to control operating costs, should enable Coast to generate improved results in 2012.”

The Coast Distribution System / Page 2 of 3

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 10,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the NYSE Amex under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial condition expected at the current time. Those risks and uncertainties include the possible occurrence of the following conditions or circumstances which could cause declines in our sales and operating results: Declines in discretionary income and loss of confidence among consumers regarding economic conditions, a tightening in the availability of and increases in the cost of credit to consumers and our direct customers, most of which are small businesses; increases in the costs of and shortages in the supply of gasoline; and unusually severe or extended winter weather conditions, all of which can adversely affect the willingness and ability of consumers to purchase and use RVs and boats and, therefore, their need for and willingness to purchase the products we sell. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV and boating dealers which could significantly reduce the number of aftermarket customers who purchase products from us in the future; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs and boats by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; increases in price competition within our markets that could reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which was filed with the Securities and Exchange Commission on March 31, 2011, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report and also in our Annual Report on Form 10-K for 2011 which we expect to file with the Securities and Exchange Commission on March 30, 2012.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in our reports filed with the Securities and Exchange commission whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the American Stock Exchange.

Contacts:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Tryka, CFA

Lambert, Edwards & Associates

616-233-0500 / jtryka@lambert-edwards.com

The Coast Distribution System / Page 3 of 3

THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Operations for the

Fourth Quarter and Year Ended December 31, 2011 & 2010

(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net sales	$18,694	$17,606	$108,195	$108,600
Cost of sales(1)	16,571	15,511	90,166	88,985

Gross profit	2,123	2,095	18,029	19,615
Selling, general and administrative expenses	4,015	4,029	18,573	18,330

Operating (loss) income	(1,892)	(1,934)	(544)	1,285
Other (expense) income
Interest	(113)	(135)	(540)	(579)
Other	6	(98)	(57)	(137)

	(107)	(233)	(597)	(716)

(Loss) earnings before taxes	(1,999)	(2,167)	(1,141)	569
Income tax (benefit) expense	(560)	(454)	(255)	417

Net (loss) earnings	$(1,439)	$(1,713)	$(886)	$152

Basic (loss) earnings per share	$(0.32)	$(0.38)	$(0.20)	$0.03

Diluted (loss) earnings per share	$(0.32)	$(0.38)	$(0.20)	$0.03

(1)	Includes distribution costs, such as freight and warehouse costs.

Condensed Consolidated Balance Sheets

(In thousands)

	At December 31,
	2011	2010
	(In thousands)
ASSETS
Cash	$4,180	$4,840
Accounts receivable, net	10,900	9,863
Inventories	25,852	25,912
Other current assets	2,729	2,773

Total Current Assets	43,661	43,388
Property, Plant & Equipment, net	1,313	1,707
Other Assets	2,762	2,687

Total Assets	$47,736	$47,782

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$3,394	$3,375
Other current liabilities	3,223	3,256

Total Current Liabilities	6,617	6,631
Long-term debt	10,895	10,113
Stockholders’ Equity	30,224	31,038

Total Liabilities and Stockholders’ Equity	$47,736	$47,782